                      EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement"), effective March 21, 1996 (the "Effective Date"), is entered into by and between Mark A. Angelson ("Executive"), Big Flower Press Holdings, Inc., a Delaware corporation (the "Company"), and Treasure Chest Advertising Company, Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company ("Treasure Chest").

     WHEREAS, the Company and Treasure Chest each desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive, the Company and Treasure Chest have agreed and do hereby agree as follows:

     1. EMPLOYMENT. The Company does hereby employ Executive as Executive Vice President and General Counsel of the Company and Secretary of the Board of Directors of the Company (the "Board") and Treasure Chest does hereby employ Executive as General Counsel and a member of the Board of Directors of Treasure Chest (the "Treasure Chest Board"). Executive shall have primary worldwide responsibility for legal and board secretarial functions (including, without limitation, selection and supervision of outside counsel and staff lawyers) for the Company and all present and after-acquired direct and indirect subsidiaries (including Treasure Chest) ("Subsidiaries"). Executive does hereby accept and agree to such employment. Subject to the supervision and control of the Board of Directors and the Chairman and Chief Executive Officer of the Company, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of his position and shall render such services on the terms set forth herein, PROVIDED, that Executive shall report directly to R. Theodore Ammon or his successor, if any, as Chairman and Chief Executive Officer of the Company and shall be a member of the senior management team responsible for the strategic direction of the Company and its Subsidiaries. In addition, Executive shall have such other executive and managerial powers and duties with respect to the Company and its Subsidiaries as may reasonably be assigned to him by the Company's Board of Directors or Chairman and Chief Executive Officer to the extent consistent with his positions and status as set forth above. Commencing May 1, 1996, Executive agrees to devote all of his working time, attention and efforts to the Company and its Subsidiaries and affiliates. Executive's principal place of employment shall be the Company's principal executive offices.

     2. TERM OF AGREEMENT. The term ("Term") of this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years; provided, however, that on the second anniversary of the Effective Date (and on each succeeding anniversary of the Effective Date during the Term), the Term shall automatically be extended by an additional year (unless Executive or the Company shall give the other at least thirty (30) days' notice to the contrary), so that as a result of each such extension the then remaining Term will be two (2) years.

     3.   COMPENSATION.

          (a) BASE SALARY. The Company and/or Treasure Chest shall pay Executive an annual base salary at the rate of $450,000 per year or such higher amount as the Company's Board of Directors may from time to time determine (the "Base Salary") provided that for the period prior to May 1, 1996 the Base Salary shall be at such reasonable rate as the Company and the Executive shall agree, in each case payable in equal biweekly installments or at such other time or times as Executive and the Company shall agree. The Base Salary shall be subject to discretionary increase, as determined by an annual review by the Company on or prior to each anniversary of the Effective Date, but shall not be decreased from the rate in effect at any time and from time to time during the Term.

          (b) PERFORMANCE BONUS. For the period ending December 31, 1996, Executive shall be entitled to receive from the Company and/or Treasure Chest a performance bonus (the "Fiscal Year 1996 Bonus") in the amount of $225,000 (not subject to proration) payable in a lump sum in cash on or before January 15, 1997. For each succeeding fiscal year of the Company, Executive shall be entitled to participate in the Treasure Chest Executive Incentive Plan or any similar or successor annual bonus plan of Treasure Chest or the Company (the "EIP") and to receive an annual performance bonus from Treasure Chest or the Company in accordance with the terms thereof, PROVIDED, that Executive's minimum target bonus under the EIP shall be not less than 50% of the Base Salary in effect at the time such target bonus is determined. Each of the Fiscal Year 1996 Bonus and each performance bonus paid in accordance with the EIP shall constitute a "Performance Bonus" for the purposes of this Agreement.

          (c) STOCK OPTIONS. The Executive shall be granted incentive stock options (the "Options") qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase 150,000 shares of the common stock, par value $.01 per share, of the Company (the "Common Stock") under the Company's Restated 1993 Stock Award and Incentive Plan (the "Stock Plan"), PROVIDED, that to the extent that the number of the Options that qualify as incentive stock options shall be less than 150,000, the remaining Options that do not so qualify shall be non-qualified stock options. The date of grant of the Options shall be the Effective Date; the exercise price of the Options shall equal the closing price of the Common Stock on the Effective Date; the Options shall vest and become exercisable at the rate of 10% on December 31, 1996, an additional 15% on the first anniversary of the Effective Date and an additional 25% on each of the next 3 anniversaries of the Effective Date, provided that the Options shall become 100% vested and exercisable upon a Change in Control; and the Options shall expire upon the earlier to occur of (i) ten (10) years from the Effective Date (the "Option Term") or (ii) except as otherwise provided in Section 4, ninety (90) days following the termination of Executive's employment with the Company and Treasure Chest. If the Company or Treasure Chest shall receive any tax benefits from the failure of any Options granted hereunder to qualify as incentive stock options other than because of the limitation contained in
Section 422(d) of the Code or because of Executive's failure to exercise such Options in a timely way or to hold the shares of Common Stock acquired pursuant thereto for a sufficient period of time after the grant or exercise of the Options, the Company or Treasure Chest shall pay to the Executive the amount of such benefits within ten (10) business days of the receipt of such benefit by the Company or Treasure Chest. The Company and Executive shall enter into a stock option agreement substantially in the form set forth in Exhibit A hereto in respect of such grant.

          (d) LIFE INSURANCE. With respect to each policy year or partial policy year that this Agreement is in effect, the Company and/or Treasure Chest shall pay to or on behalf of Executive an amount sufficient to cover the cost of premium payments on a split-dollar life insurance policy or policies (the "Policy") providing a death benefit in the aggregate amount of $2 million to be acquired and owned by Executive (such policy or policies to be in a form and providing for premium payments in an amount reasonably acceptable to the Company), and such amounts shall be used to pay such premiums. The Executive shall provide for the collateral assignment to the Company and/or

Treasure Chest of a portion of any cash surrender value or death benefits, as the case may be, payable under the Policy in an amount sufficient to reimburse the Company and/or Treasure Chest, without interest, for the aggregate value of such premium payments. In addition, the Executive shall have the right to purchase up to the maximum amount of group term life insurance available through any plan or program adopted from time to time by the Company or Treasure Chest for the benefit of its executive employees.

          (e) FRINGE BENEFITS. Executive shall be entitled to participate in any fringe, welfare and pension benefit and incentive programs adopted from time to time by the Company or Treasure Chest for the benefit of its executive employees. Without limiting the generality of the foregoing, Executive shall be entitled to the following such benefits:

               (1) PARTICIPATION IN STOCK PLAN. Executive shall be eligible to receive grants of stock options under the Stock Plan and any successor or similar plan.

               (2) RELOCATION EXPENSES. Subject to offset by any payments for relocation expenses made to or on behalf of Executive by others, the Company and/or Treasure Chest shall reimburse Executive (including gross up payments for any items which are includable as income and not deductible for federal income tax purposes) for all reasonable relocation expenses including, but not limited to, the following relocation expenses: (a) one year of mortgage interest not to exceed L56,000 or such lower amount as may be required by Barclay's Bank plc in connection with the sale of the Executive's primary residence in London, England, an estate agent fee, if any, incurred in connection with the sale of such primary residence, based on 2.5% of the sale price of such primary residence, such fee not to exceed L35,000 and all reasonable closing costs, including without limitation lawyers' fees, in connection with such sale and Executive's purchase of a primary residence in the New York area; (b) the reasonable costs of moving Executive's family and household goods to the New York metropolitan area; (c) reasonable temporary living expenses for Executive and his family in the London and New York areas immediately prior to their departure from London and immediately after their arrival in New York, respectively, if reasonably necessary; (d) a reasonable number of round trip visits between London and New York for the purpose of securing schooling and housing, including reasonable costs for meals, lodging and transportation for Executive and his family during such trips and (e) reasonable living expenses for the Executive for the period prior to his family's relocation (including visits to family if Executive is required to be absent from London for more than (two) 2 consecutive weeks without them).

               (3) TAX PREPARATION AND FINANCIAL CONSULTING. Not later than April 30, 1997, the Company and/or Treasure Chest shall reimburse Executive for costs incurred in personal tax preparation and planning and financial consulting incurred in connection with Executive's relocation from England to the United States in an amount not to exceed $10,000.

               (4) CAR ALLOWANCE. The Company and/or Treasure Chest shall provide Executive a car allowance to cover the cost of purchasing or leasing a suitable vehicle and the cost of insuring and maintaining such vehicle in the aggregate amount of $1,000 per month.

               (5) SUPPLEMENTAL RETIREMENT BENEFIT. Executive shall be entitled to participate in the Treasure Chest Supplemental Executive Retirement Plan or any successor or replacement plan maintained from time to time for the benefit of Treasure Chest's or the Company's senior executives.

               (6) REIMBURSEMENT FOR BUSINESS EXPENSES. The Company and/or Treasure Chest shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing his duties for the Company and its Subsidiaries, including, without limitation, lawyers' professional expenses, registration fees and dues.

     4.   TERMINATION OF EXECUTIVE'S EMPLOYMENT.

          (a) DEATH. In the event Executive's employment hereunder is terminated by reason of Executive's death, (i) all outstanding equity incentive awards (including without limitation stock options granted under the Stock Plan) shall immediately vest and any then outstanding stock options or similar awards held by Executive shall remain exercisable for a period of one year following the date of Executive's death or, if earlier, until the end of the Option Term, and (ii) this Agreement shall thereupon terminate without further obligation by the Company or Treasure Chest, except for payment of amounts of Base Salary and any fringe benefits accrued through the date of such termination.

          (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of his duties with the Company and Treasure Chest for a period of six (6) consecutive months and, within thirty (30) days after written notice is provided to him by the Company, he shall not have returned to the full-time performance of his duties, Executive's employment under this Agreement may be terminated by the Company and/or Treasure Chest or Executive for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of his duties with the Company and Treasure Chest due to Disability, the Company and/or Treasure Chest shall continue to pay Executive his Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company and/or Treasure Chest. Upon termination of Executive's employment for Disability, (i) the Company and/or Treasure Chest shall continue to pay Executive his Base Salary through the end of the Term, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company and/or Treasure Chest, (ii) all outstanding equity incentive awards (including without limitation stock options granted under the Stock Plan) shall immediately vest and any then outstanding stock options or similar awards held by Executive shall remain exercisable for a period of one year from the date of such termination or, if earlier, until the end of the Option Term and (iii) the Company and/or Treasure Chest will continue to pay to or on behalf of the Executive premium payments on the Policy for the remainder of the Term.

          (c) TERMINATION FOR CAUSE. The Company and Treasure Chest may terminate Executive's employment under this Agreement for Cause at any time prior to expiration of the Term. As used herein, "Cause" shall mean only acts of fraud, misappropriation or embezzlement committed by Executive and intended to result in personal enrichment at the expense of the Company and/or Treasure Chest. Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (including the Chairman) at a meeting of the Board (after reasonable notice to Executive and opportunity for Executive, together with his counsel, to be heard before the Board, finding that in the good faith opinion of the Board, Executive was guilty of the conduct described herein, and specifying the particulars thereof in full detail. In the event of termination for Cause, this Agreement shall terminate without further obligation by the Company or Treasure Chest, except for payment of amounts of Base Salary and any fringe benefits accrued through the date of such termination.

          (d) TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR BY THE EXECUTIVE FOR GOOD REASON. If, whether before or after a Change in Control, (A) Executive's employment is terminated by the Company or Treasure Chest for any reason other than Executive's death or Disability or for Cause, or (B) Executive terminates his employment for Good Reason, then
(i) the Company and/or Treasure Chest shall pay Executive as severance, within ten (10) business days following the date of such termination, a lump sum amount equal to two (2) times the sum of (x) Executive's then Base Salary plus (y) Executive's highest annual Performance Bonus in the three (3) year period immediately preceding such termination, (ii) the Company and/or Treasure Chest shall pay Executive a lump sum amount equal to the present value of all other benefits otherwise payable through the then remaining Term under Sections 3(d) and 3(e), and (iii) all outstanding equity incentive awards (including without limitation stock options granted under the Stock
Plan) shall immediately vest and, if such termination occurs prior to a Change in Control, any then outstanding stock options or similar awards held by Executive shall remain exercisable for a period of one year from the date of such termination or, if earlier, until the end of the Option Term and, if such termination occurs after a Change in Control, Executive shall be entitled to receive a lump sum amount equal to the "spread" on any then outstanding stock options or similar awards held by Executive in exchange for the surrender and cancellation of such awards.

          (e) EXCISE TAX GROSS-UP. In the event any of the payments hereunder shall become subject to the excise tax imposed under Section 4999 of the Code, or any similar or successor provision of federal, state or local law, the Company and/or Treasure Chest shall pay to Executive such additional amounts as may be necessary to fully offset the tax effects of such excise tax or taxes, in accordance with the procedures set forth in Exhibit B hereto.

          (f) NO MITIGATION REQUIRED. Executive shall not be required in any way to mitigate the amount of any payment or benefit provided for under this
Section 4, including, but not limited to, by seeking other employment, nor shall the amount of any payment or benefit provided for under this Section 4 be reduced by any compensation earned by Executive as the result of employment with or services provided to another employer after the date of Executive's termination of employment hereunder, or otherwise; provided, however, that in the event Executive shall materially breach the provisions of Section 6(b) hereof, the Company and Treasure Chest shall have the right, in addition to any other remedies it may have with respect to such breach, to offset any amounts payable hereunder or otherwise owing to Executive by the amount of any compensation earned by Executive as the result of employment with or any other services provided to a Competitor of the Company (as defined below).

     5. CERTAIN DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

          (a) GOOD REASON. "Good Reason" shall mean the occurrence of any of the following:

               (1) The Company's or Treasure Chest's material breach of any of the provisions of this Agreement, including without limitation the occurrence of any of the events described in subsections (2)-(4) of this Section 5(a);

               (2) Any material adverse alteration in Executive's titles, positions, status, duties or responsibilities with the Company or its Subsidiaries;

               (3) Any reduction in Executive's annual Base Salary or annual or long term aggregate compensation and benefits opportunities;

               (4) Any relocation of the Company's principal executive offices outside of the New York metropolitan area, or requiring Executive to travel on business in unreasonable amounts in relation to the Executive's duties hereunder;

               (5) The Company's providing notice to Executive that it does not wish to have the Term automatically extended pursuant to Section 2; or

               (6) A substantial disagreement between Executive and the Company regarding the response of the Company to legal issues arising out of the conduct of the Company's business at a time when R. Theodore Ammon is not serving as Chairman and Chief Executive Officer of the Company; PROVIDED HOWEVER that such event shall not constitute Good Reason if the Company is acting in accordance with the written advice of its regular outside counsel.

          (b) CHANGE IN CONTROL. A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

               (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership at such time of stock of the Company), is or becomes after the Effective Date the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company) representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding securities; or

               (ii) during any period of two (2) consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subparagraph (i), (iii) or (iv) of this Section 5(b)) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Board of Directors then still in office who either were members of the Board of Directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

               (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other entity and, in connection with such merger or consolidation, individuals who constitute the Board of Directors immediately prior to the time any agreement to effect such merger or consolidation is entered into fail for any reason to constitute at least a majority of the board of directors of the surviving corporation following the consummation of such merger or consolidation; or

               (iv) the stockholders of the Company approve (a) a plan of complete liquidation of the Company or (b) an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

     6.   CONFIDENTIAL INFORMATION AND NON-COMPETITION.

          (a) CONFIDENTIALITY. Executive acknowledges that in his employment hereunder he will occupy a position of trust and confidence. Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, without limitation in time or until such information shall have become public other than by Executive's unauthorized disclosure, dis-close to others or use, whether directly or indirectly, any Confidential Information regarding the Company and its Subsidiaries. "Confidential Information" shall mean information about the Company and its Subsidiaries, and their respective clients and customers that is not disclosed by the Company and its Subsidiaries for financial reporting purposes and that was learned by Executive in the course of his employment by the Company and its Subsidiaries, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its Subsidiaries, and that such information gives the Company and its Subsidiaries a competitive advantage. The Executive agrees to deliver or return to the Company, at the Company's request at any time or upon termination or expiration of his employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its Subsidiaries or prepared by the Executive in the course of his employment by the Company and its Subsidiaries.

          (b) NON-COMPETITION. During the Term (and, in the event Executive terminates his employment hereunder other than for Good Reason or Executive's employment is terminated by the Company for Cause, for a period of one (1) year beyond the expiration of the Term), Executive shall not, directly or indirectly, without the prior written consent of the Company, provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a direct competitor of the Company or its

Subsidiaries (including Treasure Chest) (each such competitor a "Competitor of the Company"); provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Exchange Act, of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement and provided further that, with the consent of the Company (which consent shall not be unreasonably withheld), the foregoing shall not prohibit Executive from rendering services to an entity that conducts a business that is a "Competitor of the Company" if such business does not contribute a material portion of such entity's revenues. It is further expressly agreed that the Company will or would suffer irreparable injury if Executive were to compete with the Company or any Subsidiary in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting Executive from competing with the Company or any Subsidiary of the Company in violation of this Agreement. Executive and the Company acknowledge and agree that the business of the Company is national in nature, and that the terms of the non-competition agreement set forth herein shall apply on a nationwide basis.

          (c) NON-SOLICITATION OF CUSTOMERS AND SUPPLIERS. During the Term (and, in the event Executive terminates his employment hereunder other than for Good Reason or Executive's employment is terminated by the Company for Cause, for a period of one (1) year beyond the expiration of the Term), Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its Subsidiaries or affiliates to divert their business to any Competitor of the Company.

          (d) NON-SOLICITATION OF EMPLOYEES. Executive recognizes that he will possess confidential information about other employees of the Company and its Subsidiaries relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with customers of the Company and its Subsidiaries. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company and its Subsidiaries in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company and its Subsidiaries. Executive agrees that, during the Term (and, in the event Executive terminates his employment hereunder other than for Good Reason or Executive's employment is terminated by the Company for Cause, for a period of one (1) year beyond the expiration of the Term), he will not, directly or indirectly, solicit or recruit any employee of the Company or its Subsidiaries for the purpose of being employed by him or by any Competitor of the Company on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company and its Subsidiaries to any other person except within the scope of the Executive's duties hereunder.

          (e) SURVIVAL OF PROVISIONS. The obligations contained in this
Section 6 shall, to the extent provided in this Section 6, survive the termination or expiration of Executive's employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 6 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

     7. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three (3) days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

   If to Company or           Big Flower Press Holdings, Inc.
   Treasure Chest:            3 East 54th Street
                              New York, New York 10022
                              ATTENTION: Chairman and Chief Executive
                                Officer

   If to Executive:           Mark A. Angelson
                              initially c/o R. J. Urowsky, Esq.
                              125 Broad Street
                              New York, NY 10004
                              and thereafter at the Executive's then
                                principal residence as notified in writing by the Executive to the Company pursuant hereto.

Either party may change such party's address for notices by notice duly given pursuant hereto.

     8. DISPUTE RESOLUTION: ATTORNEYS' FEES. The Company, Treasure Chest and Executive agree that any dispute arising as to the parties' rights and obligations hereunder, other than with respect to Section 6, shall be resolved by binding arbitration before a private judge to be determined by mutually agreeable means. Each party shall have the right, in addition to any other relief granted by such arbitrator (or by any court with respect to relief granted with respect to Section 6), to attorneys' fees based on a determination by the arbitrator (or, with respect to Section 6, the court) of the extent to which each party has prevailed as to the material issues raised in determination of the dispute. In the absence of such mutual agreement on a private judge, disputes arising hereunder shall be resolved under the rules of the American Arbitration Association before a single arbitrator sitting in New York City presiding over an expedited confidential hearing.

     9. TERMINATION OF PRIOR AGREEMENTS. This Agreement terminates and supersedes any and all prior agreements and understandings among the parties with respect to Executive's employment and compensation by the Company and Treasure Chest.

     10. ASSIGNMENT: SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereun- der; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company or Treasure Chest with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company and Treasure Chest hereunder, and all references herein to the "Company" or "Treasure Chest" shall refer to such successor.

     11. GOVERNING LAW. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of New York.

     12. WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment made to the Executive hereunder as may be required from time to time by law, governmental regulation or order.

     13. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

     14. WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

     15. SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any law or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

     16. INDEMNIFICATION. The Company and its Subsidiaries (including Treasure Chest) shall indemnify and hold Executive harmless for acts and omissions in his capacity as an officer, director or employee of the Company and its Subsidiaries (including Treasure Chest) to the maximum extent permitted under applicable law.

     17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the Company and Treasure Chest has caused this Agreement to be executed and delivered by its duly authorized officer, and the Executive has executed and delivered this Agreement on March 21, 1996.

                                    BIG FLOWER PRESS HOLDINGS, INC.

                                    /s/ Theodore Ammon
                                    ___________________
                                    By: Theodore Ammon
                                    Its: Chairman of the Board and Chief
                                         Executive Officer

                                    TREASURE CHEST ADVERTISING COMPANY, INC.

                                    /s/ Theodore Ammon
                                    __________________
                                    By: Theodore Ammon
                                    Its: Chairman of the Board and Chief
                                         Executive Officer

                                    /s/ Mark A. Angelson
                                    ____________________
                                    MARK A. ANGELSON

                                                               EXHIBIT A

                     INCENTIVE STOCK OPTION AGREEMENT

          INCENTIVE STOCK OPTION AGREEMENT, dated as of the 21st day of March, 1996, by and between Big Flower Press Holdings, Inc., a Delaware corporation (the "Company"), and Mark A. Angelson (the "Optionee"), an executive of the Company and Treasure Chest Advertising Company, Inc., a Delaware corporation and a subsidiary of the Company ("Treasure Chest").

          Pursuant to the Company's Restated 1993 Stock Award and Incentive Plan (the "Plan") and the terms of that certain Employment Agreement, dated as of the date hereof, between the Company, Treasure Chest and Optionee (the "Employment Agreement"), the Compensation Committee of the Board of Directors of the Company, the Administrator of the Plan (the "Committee"), has determined that the Optionee is to be granted an option (the "Option") to purchase shares of the Company's Common Stock, on the terms and conditions set forth herein, and hereby grants such Option. It is intended that to the extent permitted by law the Option constitute an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and otherwise a non-qualified stock option. Any capitalized terms not defined herein shall have their respective meanings set forth in the Plan.

          1. NUMBER OF SHARES AND OPTION PRICE. The Option entitles the Optionee to purchase 150,000 shares of the Company's Common Stock, par value $.01 per share (the "Option Shares"), at a price (the "Option Price") of $12.625 per share, which is equal to the closing price of the Common Stock on the date hereof as reported on the New York Stock Exchange.

         2. PERIOD OF OPTION. The term of the Option and of this Option Agreement shall commence on the date hereof (the "Date of Grant") and, unless the Option is previously terminated pursuant to this Option Agreement or the Employment Agreement, shall terminate upon the expiration of ten (10) years from the Date of Grant. Upon the termination of the Option, all rights of the Optionee hereunder shall cease.

         3. CONDITIONS OF EXERCISE. (a) Subject to acceleration in the circumstances set forth in the Employment Agreement, the Option shall vest and become exercisable at the rate of 10% on December 31, 1996, an additional 15% on the first anniversary of the Effective Date, and an additional 25% on each of the next 3 anniversaries of the Effective Date.

        (b) Except as otherwise provided herein or in the Employment Agreement, the right of the Optionee to purchase Option Shares with respect to which this Option has become exercisable as herein provided may be exercised in whole or in part at any time or from time to time prior to the tenth anniversary of the Date of Grant.

        4. NONTRANSFERABILITY OF OPTION. Except as otherwise provided herein, the Option and this Option Agreement shall not be transferable. More particularly, but not by way of limiting the generality of the foregoing, except as otherwise provided herein, the Option may not be assigned, transferred, pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

        5. EXERCISE OF OPTION. The Option shall be exercised as provided in the Plan.

        6. TERMINATION FOR CAUSE. If the Optionee's employment with the Company is terminated for Cause (as defined in the Employment Agreement), the Option shall expire immediately.

        7. NOTICES. Any notice required or permitted under this Option Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Optionee at the address set forth in the Employment Agreement or such other address as the Optionee may designate in writing to the Company, or to the Company: Attention: Chairman and Chief Executive Officer (or his designee), at the Company's address or such other address as the Company may designate in writing to the Optionee.

        8. FAILURE TO ENFORCE NOT A WAIVER. The failure of the Company to enforce at any time any provision of this Option Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

        9. GOVERNING LAW. This Option Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflict of laws.

       10. INCORPORATION OF PLAN AND EMPLOYMENT AGREEMENT. The Plan and the Employment Agreement are hereby incorporated by reference and made a part hereof, and the Option and this Option Agreement shall be subject to all terms and conditions of the Plan and the applicable provisions of the Employ-ment Agreement.

       11. AMENDMENTS. This Option Agreement may be amended or modified at any time only by an instrument in writing signed by the parties hereto.

       12. RIGHTS AS A SHAREHOLDER. Neither the Optionee nor any successor in interest shall have any rights as a stockholder of the Company with respect to any shares of Common Stock subject to the Option until the date of issuance of a stock certificate for such shares of Common Stock.

       13. AGREEMENT NOT A CONTRACT OF EMPLOYMENT. Neither the Plan, the granting of the Option, this Option Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue as an employee of the Company or any subsidiary or affiliate for any period of time or at any specific rate of compensation.

       14. NO INVESTMENT REPRESENTATION. The Committee shall not require the Optionee to furnish to the Company an agreement in which the Optionee represents that the shares of Common Stock to be acquired upon exercise of the Option are to be acquired for the Optionee's own account, and the Optionee may acquire such Common Stock with a view to the sale or distribution thereof.

       15. AUTHORITY OF THE COMMITTEE. The Committee shall have full authority to interpret and construe the terms of the Plan and this Option Agreement. The determination of the Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.

       IN WITNESS WHEREOF, the parties have executed and delivered this Option Agreement on the day and year first above written.

                                       BIG FLOWER PRESS HOLDINGS, INC.

                                       By  ____________________________
                                       Its ____________________________

                                       The undersigned hereby accepts and agrees to all the terms and provisions of the foregoing Option Agreement and to all the terms and provisions of the Plan and the Employment Agreement herein incorporated by reference.

                                       ________________________________________
                                                       Optionee

                                                                      EXHIBIT B

                              GROSS-UP PAYMENT

         In the event that any payment received by Executive or paid by the Company on behalf of Executive under this Agreement or under any other plan, arrangement or agreement with the Company or any person whose actions result in a change in control of the Company (provided that the Company approves of the arrangement pursuant to which the payment by such person is made to Executive) or any person affiliated with the Company or such person (collectively, the "Total Payments") will be subject to the excise tax (the "Excise Tax") imposed by section 4999 (or any successor provision) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained or to be retained by Executive, after deduction of any Excise Tax on the Total Payments and on any federal, state and local income, excise and/or other taxes upon the Gross-Up Payment provided for hereunder, shall be equal to the Total Payments.

         For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Total Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and reasonably acceptable to Executive the Total Payments (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code.

         For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income and other taxes at the highest applicable marginal rate of taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income and other taxes at the highest applicable marginal rate of taxation in the state and locality of Executive's residence on the date the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and any other taxes. In the event that the Excise Tax is subsequently determined to be less than the amount originally taken into account hereunder, Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and other taxes imposed on the Gross-Up Payment being repaid by Executive to the extent that such repayment results in an actual reduction in Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code (provided, however, that if all or any portion of the amount of any repayment made to Executive by any governmental entity shall be made at a higher rate of interest than that provided under section 1274(b)(2)(B) of the Code (the "Higher Interest Rate Amount"), Executive shall also repay to the Company interest on the Higher Interest Rate Amount at a rate equal to the excess of such higher rate of interest over the rate provided under section 1274(b)(2)(B) of the Code). In the event that the Excise Tax is determined to exceed the amount originally taken into account hereunder (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions to tax payable by Executive with respect to such excess) at the time that the amount of such excess is finally determined. The parties agree that such excess will be considered to have been finally determined at the conclusion of Internal Revenue Service administrative appellate proceedings, unless the parties mutually agree to pay or settle such amount earlier, or agree to pursue an appeal further. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments. In the event of an audit or other administrative or judicial proceeding relating to or arising from the issue of potential liability for the Excise Tax, the Company shall pay all attorneys' and accountants' fees and other costs reasonably incurred by Executive in connection with the audit or other proceeding to the extent such fees and costs relate to such liability, provided, that in the case of judicial or administrative proceedings, the Company consents to the pursuit of such proceedings.

         The Gross-Up Payment payable pursuant hereto shall be payable (or, as applicable withheld), in whole or in part as applicable, on the earlier of
(i) the date the Company is required to withhold the Excise Tax pursuant to section 4999 of the Code or (ii) the date Executive is required to pay the Excise Tax.

         Executive shall notify the Company of any audit or review by the Internal Revenue Service of Executive's federal income tax return for the year in which a payment under this Agreement is made within ten (10) days of Executive's receipt of such audit or review. In addition, Executive shall also notify the Company of the final resolution of such audit or review within ten (10) days of such resolution.

                                       3